EXHIBIT 3(a)(4)

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
WELLMAN, INC.
* * * * * *

Wellman, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:

That at a meeting of the Board of Directors of Wellman, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof; and that the Board of Directors of Wellman, Inc., by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions amending the resolutions relating to the amendment of the corporation's Restated Certificate of Incorporation. The amended resolution setting forth the proposed amendment is as follows:

VOTED:

That the first paragraph of Article FOURTH of the corporation's Restated Certificate of Incorporation be amended to read in its entirety as set forth in Exhibit A attached hereto and incorporated herein; that such amendment is hereby declared advisable; and that such amendment be considered at the 1993 Annual Meeting of Stockholders.

SECOND:

That thereafter, pursuant to a resolution of its Board of Directors, the 1993 Annual Meeting of Stockholders of Wellman, Inc. was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Wellman, Inc. has caused this certificate to be signed by Mark J. Rosenblum, its Vice President, and attested by Laura N. Wilkinson, its Assistant Secretary, this 16th day of February, 1994.

WELLMAN, INC. /s/ Mark J. Rosenblum Mark J. Rosenblum Vice President
ATTEST: By/s/ Laura N. Wilkinson Laura N. Wilkinson Assistant Secretary

EXHIBIT A
Amendment to Restated Certificate of Incorporation

FOURTH.

Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 60,500,000 as follows: 55,000,000 shares of Common Stock with a par value of $.001 per share and 5,500,000 shares of Class B Common Stock with a par value of $.001 per share.